EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (No. 333-230602) on Form S-3 and Registration Statements (Nos. 333-294931, 333-256486, and 333-206134) on Form S-8 of QNB Corp. of our report dated May 15, 2026 on the consolidated financial statements of The Victory Bancorp, Inc. for the year ended December 31, 2025, which is included in this Current Report on Form 8-K/A.

/s/ Crowe LLP

Crowe LLP

Columbus, Ohio

June 8, 2026